UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2009 (March 19, 2009)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware	001-32739	20-1821898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Parkway
Suite 501
Franklin, Tennessee		37067
(Address of principal executive offices)		(Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
2009 Executive Officer Cash Bonus Plan
     On March 19, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of HealthSpring, Inc. (the “Company”), after consideration of presentations and recommendations by the Company’s senior executive officers, approved the 2009 Executive Officer Cash Bonus Plan (the “Bonus Plan”), for the Company’s executive officers.
     The 2009 cash incentive bonuses payable under the Bonus Plan are targeted as a percentage of base salary. The “target” percentage for each of the executive officers with 2009 bonus opportunities is set forth below.
     Any bonus for Mr. Fritch or Mr. Mirt is subject to achieving specified Company 2009 earnings per share (“EPS”) goals. The Company’s 2009 EPS goals for purposes of 2009 cash bonuses were determined by the Committee on March 19, 2009 by reference to the publicly announced 2009 EPS guidance to the investment community of $2.00 to $2.20. The EPS goals were targeted on a sliding scale that allows for possible payouts of 50% to 200% of the target bonus amount based on actual 2009 EPS results. No bonus pursuant to the Bonus Plan will be payable for 2009 EPS below $2.00 and the maximum 200% percentage payout will be at a 2009 EPS level materially above $2.20. The Committee will make adjustments under the Bonus Plan for unusual or nonrecurring events. Following the end of the year, the Committee will make all calculations and determinations with respect to payment of bonuses to Mr. Fritch and Mr. Mirt under the Bonus Plan in its sole discretion. The incentive bonus opportunities for Messrs. Fritch and Mirt were adopted under the Company’s 2006 Equity Incentive Plan and are subject to the terms and conditions related to “Performance Awards” under such plan.

Name	Title	Target %
Herbert A. Fritch	Chief Executive Officer	100

Michael G. Mirt	President and Chief Operating Officer	75
     Because of his announced retirement scheduled for May 2009, Kevin M. McNamara, the Company’s Executive Vice President and Chief Financial Officer, will not participate in the Bonus Plan.
     For the executive officers named below, cash bonuses are not subject to the Bonus Plan but will be based on Company-wide performance, specific plan performance (with respect to Messrs. Huebner and Morris), and individual performance, all as determined in the subjective discretion of, and recommended to the Committee for approval by, the chief executive officer or president, as applicable.

Name	Title	Target %
Gerald V. Coil	Executive Vice President and Chief Innovation Officer	75

Sharad Mansukani	Executive Vice President and Chief Strategy Officer	75

Scott C. Huebner	Executive Vice President and President — Texas HealthSpring	50

M. Shawn Morris	Executive Vice President and President — HealthSpring of Tennessee	50

Mark A. Tulloch	Executive Vice President — Enterprise Operations	50

J. Gentry Barden	Senior Vice President, General Counsel, and Secretary	50

David L. Terry, Jr.	Senior Vice President and Chief Actuary	50

Dirk O. Wales	Senior Vice President and Chief Medical Officer	30

     In addition, pursuant to the terms of the HealthSpring, Inc. Amended and Restated 2008 Management Stock Purchase Plan, an officer may elect to receive all or a portion of his bonus in the form of shares of restricted stock.
New Officer Titles
     Gerald V. Coil, the Company’s former Chief Operating Officer, has accepted a change in responsibility and title with the Company. As of March 19, 2009, Mr. Coil has assumed the role of Executive Vice President and Chief Innovation Officer of the Company, in which position he will be responsible for management and direction of special projects identified by the President. In conjunction with that change, Michael G. Mirt, the Company’s President, has assumed the duties of Chief Operating Officer. Mr. Mirt (age 57) will continue to serve as President of the Company, a position he has held since November 2008. As previously disclosed, prior to joining the Company Mr. Mirt served as executive vice president and chief operating officer of AmeriChoice, a UnitedHealth Group company and public-sector-focused managed care organization, from May 2005 to August 2007. Prior to that, Mr. Mirt worked as a private consultant during 2004 and until May 2005, and as a regional president for Cigna Healthcare from 1998 to 2003.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, General Counsel, and Secretary

Date: March 25, 2009